Exhibit 99.1

Selected text from the Conference Call:

On the Conference Call, in response to a question from an analyst regarding guidance for the quarter ending June 30, 2006, Robert V. LaPenta, chairman of the Board of Directors of Viisage, stated:

“We thought about providing guidance for the second quarter. The problem is, we’re hoping to complete this transaction in the second quarter. And, if we do, there are going to be adjustments that reflect severance, adjustments that are going to reflect looking at some of the intangibles, specifically with respect to ZN. You know, we’re going to get into an issue of what are the real numbers? What are the — so we reserve providing that guidance. The Viisage numbers will be higher than they were this quarter, both on the top line and the bottom line. And, the Identix numbers will be better than they were last quarter on both the top line and bottom line.”